Exhibit 1.01

Team, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2016
This report for the year ended December 31, 2016 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.
Company Overview
This report has been prepared by management of Team, Inc. (herein referred to as “Team” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. We are a leading provider of specialty industrial services, including inspection and assessment, required in maintaining high temperature and high pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries.
Product Overview and Description
Team is primarily a specialty industrial services company; however, a small, immaterial portion of our business involves the manufacture, or contracting to manufacture, parts and equipment to support the provision of our specialty industrial services. In addition to providing these specialty industrial services, we assemble equipment that we use in providing services to our customers, including heat treating services. We occasionally sell heat treating equipment that we have assembled in our facilities to our customers for their own use. Based upon Team’s internal assessment, none of the products that we manufacture, or contract to manufacture, contains conflict minerals necessary to the functionality or production of these products, with one exception. Various component parts we purchase to assemble our six-way heat treat control consoles (the “Heat Treat Consoles”) assembled in our Columbus, Ohio facility.
Due Diligence Process
We conducted due diligence to determine whether any conflict minerals are necessary to the functionality or production of a product we manufactured or contracted to manufacture during calendar year 2016. In addition, we conducted in good faith a reasonable country or origin inquiry regarding those conflict minerals that was reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country, as defined in the Rule, or are from recycled or scrap sources as defined by the Rule. Our diligence process also included diligence on the source and chain of custody of these conflict minerals utilizing the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework.
Our conflict minerals due diligence process conducted in accordance with the OECD framework included the following steps:

A.	Establishment of Company Management Program and Systems

Our conflict minerals compliance team is led by our Vice President of Legal and a team of subject matter experts from relevant functions such as, purchasing, manufacturing and accounting and finance. This team of subject matter experts is responsible for implementing our conflict minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts.

We have adopted conflicts minerals practices and policies to mitigate risks related to the Rule. In addition, we have refined our internal policies and processes toward preventing the use of conflict minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Conflict Region. Our goals in establishing these practices are to (i) not knowingly procure specified minerals that originate from facilities in the “Conflict Region” that are not certified as conflict free and (ii) encourage our suppliers whose products contain conflict minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Framework that are designed to accomplish this goal, and requiring their suppliers to do the same.

We have established a system of internal controls to identify our products which contain conflict minerals, to communicate expectations to our relevant suppliers, to engage our relevant suppliers to support our conflict minerals practices, to retain relevant records and to respond to requests from our customers and suppliers related to conflicts minerals.

B.	Identification and Assessment of Risk in Our Supply Chain

In conducting our initial supply chain diligence, we utilized a supply chain survey and the standard Conflict Minerals reporting templates utilizing the Electronic Industry Citizenship Coalition®and Global e-Sustainability (“EICC/GeSI”) Conflict Minerals Reporting Template, known as the CFSI Reporting Template, to survey our relevant, active suppliers and to identify the smelters and refiners. This template includes questions regarding the origin of conflict minerals included in supplier products, a supplier’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the suppliers and their suppliers use.

We are continuing to establish a process to assess the information gathered from our supply chain survey and to compare to lists of facilities with conflict free designation.

C.	Design and Implementation of Strategy to respond to identified risks

We continue to implement a risk mitigation response plan to track smelters and refiners and to disengage business relationships with suppliers that are not conflict free. We are working with our suppliers who are determined to be sourcing from non-conflict free smelters to move towards using conflict free smelters. If we determine that any of the components of our products contain minerals from a mine or facility that is “non-conflict free”, we will work towards transitioning to products that are “conflict free”.

D.	Smelter/Refiner Audits

We will support the development and implementation of 3rd party audits of smelter/refiner sourcing practices and, where practical, will support efforts to encourage such facilities in our supply-chain to participate in smelter/refiner due diligence validation activities.

E.	Report on our Supply Chain Due Diligence.

We established a diligence framework that includes the documentation of our practices and due diligence efforts, filed this conflict minerals report with the Securities and Exchange Commission and have posted this conflict minerals report on our website.

We have responded, and will continue to respond, to customer and supplier requests for information on our conflict minerals practices. We have developed processes designed to allow for the escalation of issues and concerns related to our conflict minerals practices and potential issues associated with supplier non-responsiveness or problematic responses to our surveys.

Supply Chain Overview
As a company in the industrial maintenance and repair business, TEAM is several levels removed from the actual mining of conflict minerals. TEAM does not make purchases of raw ore or unrefined conflict minerals, makes no purchases in the Covered Countries and only a small portion of our business involves manufacturing or assembling products. We defined the scope of our conflict minerals due diligence by identifying and reaching out to our current suppliers that provide components or engage in manufacturing activities that are likely to contain Conflict Minerals. In order to manage the scope of this task, Team, as described in the Due Diligence Process section of this report, has relied upon our suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us, including the sources of Conflict Minerals that are supplied to them from sub-tier suppliers. We have requested that our suppliers to provide this Conflict Minerals sourcing information to us.
Reasonable Country of Origin Inquiry
We conducted an analysis of our products and found that Conflict Minerals may be present in our Heat Treat Consoles. Therefore, the products that we manufacture are subject to the reporting obligations of the Rule.
Team conducted a good faith reasonable country of origin inquiry by surveying our various suppliers as noted herein. The majority of suppliers stated that their materials did not contain the Minerals, the supplier was unable to determine whether the products they sold to us contained conflict minerals or the supplier was still in the process of evaluating the source of Minerals in their products.
We expect that it will take additional time for many of our suppliers to verify the origin of all of the minerals. With the further implementation of our conflict minerals practices with our suppliers and the implementation of our supply chain due diligence processes, we expect to further develop transparency into our supply chain.